The printed portions of this form, except differentiated additions, have been approved by the Colorado Real Estate Commission. (CBS3-6-15) (Mandatory 1-16)

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

CONTRACT TO BUY AND SELL REAL ESTATE (COMMERCIAL)

(☐ Property with No Residences)

(☐ Property with Residences-Residential Addendum Attached)

Date: *1/6/2017*

AGREEMENT

1. AGREEMENT. Buyer agrees to buy and Seller agrees to sell, the Property described below on the terms and conditions set forth in this contract (Contract).

2. PARTIES AND PROPERTY.

2.1. Buyer. Buyer, LSTRE, LLC or other as assigned, will take title to the Property described below as ☐ **Joint Tenants** ☐ **Tenants In Common** ☐ **Other** ______________.

2.2. No Assignability. This Contract **Is** assignable by Buyer unless otherwise specified in **Additional Provisions.**

2.3. Seller. Seller, *STWC Holdings, a Colorado corporation*, is the current owner of the Property described below.

2.4. Property. The Property is the following described real estate in the *City and* County of *Denver*, Colorado:

T3 R68 S14 E/2 SE/4 DIF RCP #2007187319 RCD 12/05/07 "PARCEL II" (Legal description to be refined upon receipt of Title Commitment),

with a street address of 5110 Race Street, Denver, Colorado 80216.

together with the interests, easements, rights, benefits, improvements and attached fixtures appurtenant thereto, and all interest of Seller in vacated streets and alleys adjacent thereto, except as herein excluded (Property).

2.5. Inclusions. The Purchase Price includes the following items (Inclusions):

2.5.1. Inclusions – Attached. If attached to the Property on the date of this Contract, the following items are included unless excluded under **Exclusions**: lighting, heating, plumbing, ventilating and air conditioning units, TV antennas, inside telephone, network and coaxial (cable) wiring and connecting blocks/jacks, plants, mirrors, floor coverings, intercom systems, built-in kitchen appliances, sprinkler systems and controls, built-in vacuum systems (including accessories), garage door openers (including ________ remote controls). If checked, the following are owned by the Seller and included (leased items should be listed under **Due Diligence Documents**): ☐ **None** ☐ **Solar Panels** ☐ **Water Softeners** ☒ **Security Systems** ☐ **Satellite Systems** (including satellite dishes). If any additional items are attached to the Property after the date of this Contract, such additional items are also included in the Purchase Price.

2.5.2. Inclusions – Not Attached. If on the Property, whether attached or not, on the date of this Contract, the following items are included unless excluded under **Exclusions**: storm windows, storm doors, window and porch shades, awnings, blinds, screens, window coverings and treatments, curtain rods, drapery rods, fireplace inserts, fireplace screens, fireplace grates, heating stoves, storage sheds, carbon monoxide alarms, smoke/fire detectors and all keys.

2.5.3. Personal Property – Conveyance. Any personal property must be conveyed at Closing by Seller free and clear of all taxes (except personal property taxes for the year of Closing), liens and encumbrances. Conveyance of all personal property will be by bill of sale or other applicable legal instrument.

2.5.4. Other Inclusions. The following items, whether fixtures or personal property, are also included in the Purchase Price:

2.5.5. Parking and Storage Facilities. ☐ **Use Only** ☒ **Ownership** of the following parking facilities: *use and ownership of all on-site parking facilities*; and ☐ **Use Only** ☒ **Ownership** of the following storage facilities: *use and ownership of all on-site storage facilities, if any.*

2.6. Exclusions. The following items are excluded (Exclusions): *N/A.*

2.7. Water Rights, Well Rights, Water and Sewer Taps.

☐ **2.7.1. Deeded Water Rights.** The following legally described water rights: *N/A.*

Any deeded water rights will be conveyed by a good and sufficient *N/A* deed at Closing.

☐ **2.7.2. Other Rights Relating to Water.** The following rights relating to water not included in §§ 2.7.1, 2.7.3, 2.7.4 and 2.7.5, will be transferred to Buyer at Closing:

☐ **2.7.3. Well Rights.** Seller agrees to supply required information to Buyer about the well. Buyer understands that if the well to be transferred is a "Small Capacity Well" or a "Domestic Exempt Water Well," used for ordinary household purposes, Buyer must, prior to or at Closing, complete a Change in Ownership form for the well. If an existing well has not been registered with the Colorado Division of Water Resources in the Department of Natural Resources (Division), Buyer must complete a registration of existing well form for the well and pay the cost of registration. If no person will be providing a closing service in connection with the transaction, Buyer must file the form with the Division within sixty days after Closing. The Well Permit # is__*N/A*____.

☐ **2.7.4. Water Stock Certificates.** The water stock certificates to be transferred at Closing are as follows:

2.7.5. Conveyance. If Buyer is to receive any rights to water pursuant to § 2.7.2 (Other Rights Relating to Water), § 2.7.3 (Well Rights), or § 2.7.4 (Water Stock Certificates), Seller agrees to convey such rights to Buyer by executing the applicable legal instrument at Closing.

3. DATES AND DEADLINES.

Item No.	Reference	Event	Date or Deadline
1	§ 4.3	Alternative Earnest Money Deadline	*N/A*
		Title	
2	§ 8.1	Record Title Deadline	*10 days after MEC*
3	§ 8.2	Record Title Objection Deadline	*24 hours before Closing*
4	§ 8.3	Off-Record Title Deadline	*10 days after MEC*
5	§ 8.3	Off-Record Title Objection Deadline	*24 hours before Closing*
6	§ 8.4	Title Resolution Deadline	*Prior to Closing*
7	§ 8.6	Right of First Refusal Deadline	*N/A*
		Seller's Property Disclosure	
8	§ 10.1	Seller's Property Disclosure Deadline	*10 days after MEC*
		Loan and Credit	
9	§ 5.1	Loan Application Deadline	*N/A*
10	§ 5.2	Loan Objection Deadline	*N/A*
11	§ 5.3	Buyer's Credit Information Deadline	*N/A*
12	§ 5.3	Disapproval of Buyer's Credit Information Deadline	*N/A*
13	§ 5.4	Existing Loan Documents Deadline	*N/A*
14	§ 5.4	Existing Loan Documents Objection Deadline	*N/A*
15	§ 5.4	Loan Transfer Approval Deadline	*N/A*
16	§ 4.7	Seller or Private Financing Deadline	*N/A*
		Appraisal	
17	§ 6.2	Appraisal Deadline	*N/A*
18	§ 6.2	Appraisal Objection Deadline	*N/A*
~~19~~	~~§ 6.2~~	Appraisal Resolution Deadline	*N/A*
		Survey	
20	§ 9.1	New ILC or New Survey Deadline	*N/A*
21	§ 9.3	New ILC or New Survey Objection Deadline	*N/A*

Item No.	Reference	Event	Date or Deadline
22	§ 9.4	New ILC or New Survey Resolution Deadline	*N/A*
		Inspection and Due Diligence	
23	§ 10.3	Inspection Objection Deadline	*N/A*
24	§ 10.3	Inspection Resolution Deadline	*N/A*
25	§ 10.5	Property Insurance Objection Deadline	*N/A*
26	§ 10.6	Due Diligence Documents Delivery Deadline	*10 days after MEC*
27	§ 10.6	Due Diligence Documents Objection Deadline	*24 hours before Closing*
28	§ 10.6	Due Diligence Documents Resolution Deadline	*Prior to Closing*
29	§ 10.6	Environmental Inspection Objection Deadline	*N/A*
30	§ 10.6	ADA Evaluation Objection Deadline	*N/A*
31	§ 10.7	Conditional Sale Deadline	*N/A*
32	§ 11.1	Tenant Estoppel Statements Deadline	*10 days after MEC*
33	§ 11.2	Tenant Estoppel Statements Objection Deadline	*N/A*
		Closing and Possession	
34	§ 12.3	Closing Date	*No later than 30 days after MEC*
35	§ 17	Possession Date	*1/20/2017*
36	§ 17	Possession Time	*Upon closing*

3.1. Applicability of Terms. Any box checked in this Contract means the corresponding provision applies. Any box, blank or line in this Contract left blank or completed with the abbreviation "N/A", or the word "Deleted" means such provision, including any deadline, is not applicable and the corresponding provision of this Contract to which reference is made is deleted. If no box is checked in a provision that contains a selection of "None", such provision means that "None" applies.

The abbreviation "MEC" (mutual execution of this Contract) means the date upon which both parties have signed *and delivered* this Contract.

4. PURCHASE PRICE AND TERMS.

4.1. Price and Terms. The Purchase Price set forth below is payable in U.S. Dollars by Buyer as follows:

Item No.	Reference	Item	Amount	Amount
1	§ 4.1	Purchase Price	$ *1,000,000*	
2	§ 4.3	Earnest Money		$
3	§ 4.7			$
3	§30.1			
8				$ *1,000,000*
9	§ 4.4	Cash at Closing		$ *1,000,000*
10		**TOTAL**	$ *1,000,000*	

4.2. Seller Concession. ***[Intentionally omitted.]***

4.3. Earnest Money. ***[Intentionally omitted.]***

4.4. Form of Funds; Time of Payment; Available Funds.

4.4.1. Good Funds. All amounts payable by the parties at Closing, including any loan proceeds, Cash at Closing and closing costs, must be in funds that comply with all applicable Colorado laws, including electronic transfer funds, certified check, savings and loan teller's check and cashier's check (Good Funds).

4.4.2. Time of Payment; Available Funds. All funds, including the Purchase Price to be paid by Buyer, must be paid before or at Closing or as otherwise agreed in writing between the parties to allow disbursement by *the company conducting the Closing (the* "Closing Company") at Closing, *or on such other date as otherwise agreed in writing by such parties,* **OR SUCH NONPAYING PARTY WILL BE IN DEFAULT**. Buyer represents that Buyer, as of the date of this Contract, ☒ **Does** ☐ **Does Not** have funds that are immediately verifiable and available in an amount not less than the amount stated as Cash at Closing in § 4.1.

4.5. New Loan. ***[Intentionally omitted.]***

4.6. Assumption. ***[Intentionally omitted.]***

4.7. Seller or Private Financing. ***[Intentionally omitted.]***

5. FINANCING CONDITIONS AND OBLIGATIONS.

5.1. Loan Application. *[Intentionally omitted.]*

5.2. Loan Objection. *[Intentionally omitted.]*

5.3. Credit Information. *[Intentionally omitted.]*

5.4. Existing Loan Review. *[Intentionally omitted.]*

6. APPRAISAL PROVISIONS.

6.1. Appraisal Definition. *[Intentionally omitted.]*

6.2. Appraisal Condition. *[Intentionally omitted.]*

6.3. Lender Property Requirements. *[Intentionally omitted.]*

6.4. Cost of Appraisal. *[Intentionally omitted.]*

7. OWNERS' ASSOCIATION. *[Intentionally omitted.]*

8. TITLE INSURANCE, RECORD TITLE AND OFF-RECORD TITLE.

8.1. Evidence of Record Title.

☒ **8.1.1. Seller Selects Title Insurance Company.** If this box is checked, Seller will select the title insurance company to furnish the owner's title insurance policy at Seller's expense. On or before **Record Title Deadline**, Seller must furnish to Buyer, a current commitment for an owner's title insurance policy (Title Commitment), in an amount equal to the Purchase Price~~, or if this box is checked, ☐ an Abstract of Title certified to a current date~~. Seller will cause the title insurance policy to be issued and delivered to Buyer as soon as practicable at or after Closing.

☐ **8.1.2. Buyer Selects Title Insurance Company.** If this box is checked, Buyer will select the title insurance company to furnish the owner's title insurance policy at Buyer's expense. On or before **Record Title Deadline**, Buyer must furnish to Seller, a current commitment for owner's title insurance policy (Title Commitment), in an amount equal to the Purchase Price.

If neither box in § 8.1.1 or § 8.1.2 is checked, § 8.1.1 applies.

8.1.3. Owner's Extended Coverage (OEC). Title Commitment ☒ **Will** ☐ **Will Not** contain Owner's Extended Coverage (OEC). If the Title Commitment is to contain OEC, it will commit to delete or insure over the standard exceptions which relate to: (1) parties in possession, (2) unrecorded easements, (3) survey matters, (4) unrecorded mechanics' liens, (5) gap period (period between the effective date and time of commitment to the date and time the deed is recorded), and (6) unpaid taxes, assessments and unredeemed tax sales prior to the year of Closing. Any additional premium expense to obtain OEC will be paid by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **Other**

Regardless of whether the Contract requires OEC, the Title Insurance Company may not provide OEC or delete or insure over any or all of the standard exceptions for OEC. The Title Insurance Company may require a New Survey or New ILC, defined below, among other requirements for OEC. If the Title Insurance Commitment is not satisfactory to Buyer, Buyer has a right to object under § 8.4 (Right to Object to Title, Resolution).

8.1.4. Title Documents. Title Documents consist of the following: (1) copies of any plats, declarations, covenants, conditions and restrictions burdening the Property, and (2) copies of any other documents (or, if illegible, summaries of such documents) listed in the schedule of exceptions (Exceptions) in the Title Commitment furnished to Buyer (collectively, Title Documents).

8.1.5. Copies of Title Documents. Buyer must receive, on or before **Record Title Deadline**, copies of all Title Documents. This requirement pertains only to documents as shown of record in the office of the clerk and recorder in the county where the Property is located. The cost of furnishing copies of the documents required in this Section will be at the expense of the party or parties obligated to pay for the owner's title insurance policy.

8.1.6. *[Intentionally omitted.]*

8.2. Record Title. Buyer has the right to review and object to the Abstract of Title or Title Commitment and any of the Title Documents as set forth in § 8.4 (Right to Object to Title, Resolution) on or before **Record Title Objection Deadline**. Buyer's objection may be based on any unsatisfactory form or content of Title Commitment or Abstract of Title, notwithstanding § 13, or any other unsatisfactory title condition, in Buyer's sole subjective discretion. If the Abstract of Title, Title Commitment or Title Documents are not received by Buyer, on or before the **Record Title Deadline**, or if there is an endorsement to the Title Commitment that adds a new Exception to title, a copy of the new Exception to title and the modified Title Commitment will be delivered to Buyer. Buyer has until the earlier of Closing or ten days after receipt of such documents by Buyer to review and object to: (1) any required Title Document not timely received by Buyer, (2) any change to the Abstract of Title, Title Commitment or Title Documents, or (3) any endorsement to the Title Commitment. If Seller receives Buyer's Notice to Terminate or Notice of Title Objection, pursuant to this § 8.2 (Record Title), any title objection by Buyer is governed by the provisions set forth in § 8.4 (Right to Object to Title, Resolution). If Seller has fulfilled all Seller's obligations, if any, to deliver to Buyer all documents

required by § 8.1 (Evidence of Record Title) and Seller does not receive Buyer's Notice to Terminate or Notice of Title Objection by the applicable deadline specified above, Buyer accepts the condition of title as disclosed by the Abstract of Title, Title Commitment and Title Documents as satisfactory.

8.3. Off-Record Title. Seller must deliver to Buyer, on or before **Off-Record Title Deadline**, true copies of all existing surveys in Seller's possession pertaining to the Property and must disclose to Buyer all easements, liens (including, without limitation, governmental improvements approved, but not yet installed) or other title matters (including, without limitation, rights of first refusal and options) not shown by public records, of which Seller has actual knowledge (Off-Record Matters). Buyer has the right to inspect the Property to investigate if any third party has any right in the Property not shown by public records (e.g., unrecorded easement, boundary line discrepancy or water rights). Buyer's Notice to Terminate or Notice of Title Objection of any unsatisfactory condition (whether disclosed by Seller or revealed by such inspection, notwithstanding § 8.2 and § 13), in Buyer's sole subjective discretion, must be received by Seller on or before **Off-Record Title Objection Deadline**. If an Off-Record Matter is received by Buyer after the **Off-Record Title Deadline**, Buyer has until the earlier of Closing or ten days after receipt by Buyer to review and object to such Off-Record Matter. If Seller receives Buyer's Notice to Terminate or Notice of Title Objection pursuant to this § 8.3 (Off-Record Title), any title objection by Buyer and this Contract are governed by the provisions set forth in § 8.4 (Right to Object to Title, Resolution). If Seller does not receive Buyer's Notice to Terminate or Notice of Title Objection by the applicable deadline specified above, Buyer accepts title subject to such rights, if any, of third parties of which Buyer has actual knowledge.

8.4. Right to Object to Title, Resolution. Buyer's right to object to any title matters includes, but is not limited to those matters set forth in §§ 8.2 (Record Title), 8.3 (Off-Record Title) and 13 (Transfer of Title), in Buyer's sole subjective discretion. If Buyer objects to any title matter, on or before the applicable deadline, Buyer has the following options:

8.4.1. Title Objection, Resolution. If Seller receives Buyer's written notice objecting to any title matter (Notice of Title Objection) on or before the applicable deadline, and if Buyer and Seller have not agreed to a written settlement thereof on or before **Title Resolution Deadline**, this Contract will terminate on the expiration of **Title Resolution Deadline**, unless Seller receives Buyer's written withdrawal of Buyer's Notice of Title Objection (i.e., Buyer's written notice to waive objection to such items and ~~waives~~ *to waive* the Right to Terminate for that reason), on or before expiration of **Title Resolution Deadline**. If either the Record Title Deadline or the Off-Record Title Deadline, or both, are extended to the earlier of Closing or ten days after receipt of the applicable documents by Buyer, pursuant to § 8.2 (Record Title) or § 8.3 (Off-Record Title), the Title Resolution Deadline also will be automatically extended to the earlier of Closing or fifteen days after Buyer's receipt of the applicable documents; or

8.4.2. Title Objection, Right to Terminate. Buyer may exercise the Right to Terminate under § 25.1, on or before the applicable deadline, based on any unsatisfactory title matter, in Buyer's sole subjective discretion.

8.5. Special Taxing Districts. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.

Buyer has the Right to Terminate under § 25.1, on or before **Off-Record Title Objection Deadline**, based on any unsatisfactory effect of the Property being located within a special taxing district, in Buyer's sole subjective discretion.

8.6. Right of First Refusal or Contract Approval. ***[Intentionally omitted.]***

8.7. Title Advisory. The Title Documents affect the title, ownership and use of the Property and should be reviewed carefully. Additionally, other matters not reflected in the Title Documents may affect the title, ownership and use of the Property, including, without limitation, boundary lines and encroachments, set-back requirements, area, zoning, building code violations, unrecorded easements and claims of easements, leases and other unrecorded agreements, water on or under the Property, and various laws and governmental regulations concerning land use, development and environmental matters.

8.7.1. OIL, GAS, WATER AND MINERAL DISCLOSURE. THE SURFACE ESTATE OF THE PROPERTY MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE, AND TRANSFER OF THE SURFACE ESTATE MAY NOT NECESSARILY INCLUDE TRANSFER OF THE MINERAL ESTATE OR WATER RIGHTS. THIRD PARTIES MAY OWN OR LEASE INTERESTS IN OIL, GAS, OTHER MINERALS, GEOTHERMAL ENERGY OR WATER ON OR UNDER THE SURFACE OF THE PROPERTY, WHICH INTERESTS MAY GIVE THEM RIGHTS TO ENTER AND USE THE SURFACE OF THE PROPERTY TO ACCESS THE MINERAL ESTATE, OIL, GAS OR WATER.

8.7.2. SURFACE USE AGREEMENT. THE USE OF THE SURFACE ESTATE OF THE PROPERTY TO ACCESS THE OIL, GAS OR MINERALS MAY BE GOVERNED BY A SURFACE USE AGREEMENT, A

MEMORANDUM OR OTHER NOTICE OF WHICH MAY BE RECORDED WITH THE COUNTY CLERK AND RECORDER.

8.7.3. OIL AND GAS ACTIVITY. OIL AND GAS ACTIVITY THAT MAY OCCUR ON OR ADJACENT TO THE PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS, AND GAS GATHERING AND PROCESSING FACILITIES.

8.7.4. ADDITIONAL INFORMATION. BUYER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THE PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION.

8.7.5. Title Insurance Exclusions. Matters set forth in this Section, and others, may be excepted, excluded from, or not covered by the owner's title insurance policy.

8.8. Consult an Attorney. Buyer is advised to timely consult legal counsel with respect to all such matters as there are strict time limits provided in this Contract (e.g., **Record Title Objection Deadline** and **Off-Record Title Objection Deadline**).

9. NEW ILC, NEW SURVEY.

9.1. New ILC or New Survey. *[Intentionally omitted.]*

9.2. Buyer's Right to Waive or Change New ILC or New Survey Selection. *[Intentionally omitted.]*

9.3. New ILC or New Survey Objection. *[Intentionally omitted.]*

DISCLOSURE, INSPECTION AND DUE DILIGENCE

10. PROPERTY DISCLOSURE, INSPECTION, INDEMNITY, INSURABILITY AND DUE DILIGENCE.

10.1. Seller's Property Disclosure. ***On or before Seller's Property Disclosure Deadline, Seller agrees to deliver to Buyer the most current version of the applicable Colorado Real Estate Commission's Seller's Property Disclosure form completed by Seller to Seller's actual knowledge, current as of the date of this Contract.***

10.2. Disclosure of Latent Defects; Present Condition. Seller must disclose to Buyer any latent defects actually known by Seller. Seller agrees that disclosure of latent defects will be in writing. Except as otherwise provided in this Contract, Buyer acknowledges that Seller is conveying the Property to Buyer in an "**As Is**" condition, "**Where Is**" and "**With All Faults**."

10.3. Inspection. Unless otherwise provided in this Contract, Buyer, acting in good faith, has the right to have inspections (by one or more third parties, personally or both) of the Property and Inclusions (Inspection), at Buyer's expense. If (1) the physical condition of the Property, including, but not limited to, the roof, walls, structural integrity of the Property, the electrical, plumbing, HVAC and other mechanical systems of the Property, (2) the physical condition of the Inclusions, (3) service to the Property (including utilities and communication services), systems and components of the Property (e.g., heating and plumbing), (4) any proposed or existing transportation project, road, street or highway, or (5) any other activity, odor or noise (whether on or off the Property) and its effect or expected effect on the Property or its occupants is unsatisfactory, in Buyer's sole subjective discretion, Buyer may, on or before **Inspection Objection Deadline**:

10.3.1. Notice to Terminate. Notify Seller in writing that this Contract is terminated. ~~or~~ *If written notice of such termination is not received by Seller on or before **Inspection Objection Deadline** (§ 3), the physical condition of the Property and Inclusions and all other aspects of the Property shall be deemed to be satisfactory to Buyer.*.

10.3.2. Inspection Objection. Deliver to Seller a written description of any unsatisfactory physical condition that Buyer requires Seller to correct.

10.3.3. Inspection Resolution. If an Inspection Objection is received by Seller, on or before **Inspection Objection Deadline**, and if Buyer and Seller have not agreed in writing to a settlement thereof on or before **Inspection Resolution Deadline**, this Contract will terminate on **Inspection Resolution Deadline** unless Seller receives Buyer's written withdrawal of the Inspection Objection before such termination, i.e., on or before expiration of **Inspection Resolution Deadline**.

10.4. Damage, Liens and Indemnity. Buyer, except as otherwise provided in this Contract or other written agreement between the parties, is responsible for payment for all inspections, tests, surveys, engineering reports, or other reports performed at Buyer's request (Work) and must pay for any damage that occurs to the Property and Inclusions as a result of such Work. Buyer must not permit claims or liens of any kind against the Property for Work performed on the Property. Buyer agrees to indemnify, protect and hold Seller harmless from and against any *claim*, liability, damage, cost or expense incurred by Seller and caused by any such Work, claim, or lien *or resulting from entrance onto the Property by Buyer or its contractors.* This indemnity includes Seller's right to recover all costs and expenses incurred by Seller to defend against any such liability, damage, cost or expense, or to enforce this section, including Seller's reasonable attorney fees, legal fees and expenses. The provisions of this section survive the termination of this Contract. This § 10.4 does not apply to items performed pursuant to an Inspection Resolution.

10.5. Insurability. Buyer has the right to review and object to the availability, terms and conditions of and premium for property insurance (Property Insurance). Buyer has the Right to Terminate under § 25.1, on or before **Property Insurance Objection Deadline,** based on any unsatisfactory provision of the Property Insurance, in Buyer's sole subjective discretion.

10.6. Due Diligence.

10.6.1. Due Diligence Documents. If the respective box is checked, Seller agrees to deliver copies of the following documents and information pertaining to the Property (Due Diligence Documents) to Buyer on or before **Due Diligence Documents Delivery Deadline:** (§ 3) *to the extent such Due Diligence Documents exist and are in Seller's possession*

☒ **10.6.1.1.** All *current* contracts relating to the operation, maintenance and management of the Property;

☒ **10.6.1.2.** Property tax bills for the last *2* years;

☒ **10.6.1.3.** As-built construction plans to the Property and the tenant improvements, including architectural, electrical, mechanical, and structural systems; engineering reports; and permanent Certificates of Occupancy, to the extent now available;

☒ **10.6.1.4.** A list of all Inclusions to be conveyed to Buyer;

☐ **10.6.1.5.** Operating statements for the past 3 years;

☐ **10.6.1.6.** A rent roll accurate and correct to the date of this Contract;

☐ **10.6.1.7.** All current leases, including any amendments or other occupancy agreements, pertaining to the Property. Those leases or other occupancy agreements pertaining to the Property that survive Closing are as follows (Leases):

☐ **10.6.1.8.** A schedule of any tenant improvement work Seller is obligated to complete but has not yet completed and capital improvement work either scheduled or in process on the date of this Contract;

☒ **10.6.1.9.** All insurance policies pertaining to the Property and copies of any claims which have been made for the past 3 years;

☒ **10.6.1.10.** Soils reports, surveys and engineering reports or data pertaining to the Property (if not delivered earlier under § 8.3);

☒ **10.6.1.11.** Any and all existing documentation and reports regarding Phase I and II environmental reports, letters, test results, advisories, and similar documents respective to the existence or nonexistence of asbestos, PCB transformers, or other toxic, hazardous or contaminated substances, and/or underground storage tanks and/or radon gas. If no reports are in Seller's possession or known to Seller, Seller warrants that no such reports are in Seller's possession or known to Seller;

☒ **10.6.1.12.** Any *Americans with Disabilities Act* reports, studies or surveys concerning the compliance of the Property with said Act;

☒ **10.6.1.13.** All permits, licenses and other building or use authorizations issued by any governmental authority with jurisdiction over the Property and written notice of any violation of any such permits, licenses or use authorizations, if any; and

☒ **10.6.1.14.** Other documents and information: *copies of any vendor notices, repair recommendations, or regular reports; copies of all capital improvements bids; and copies of all applicable warranties.*

10.6.2. Due Diligence Documents Review and Objection. Buyer has the right to review and object to Due Diligence Documents. If the Due Diligence Documents are not supplied to Buyer or are unsatisfactory in Buyer's sole subjective discretion, Buyer may, on or before **Due Diligence Documents Objection Deadline:**

10.6.2.1. Notice to Terminate. Notify Seller in writing that this Contract is terminated; or

10.6.2.2. Due Diligence Document Objection. Deliver to Seller a written description of any unsatisfactory Due Diligence Documents that Buyer requires Seller to correct.

10.6.2.3. Due Diligence Document Resolution. If a Due Diligence Document Objection is received by Seller, on or before **Due Diligence Document Objection Deadline,** and if Buyer and Seller have not agreed in writing to a settlement thereof on or before **Due Diligence Document Resolution Deadline,** this Contract will terminate on **Due Diligence Document Resolution Deadline** unless Seller receives Buyer's written withdrawal of the Due Diligence Document Objection before such termination, i.e., on or before expiration of **Due Diligence Document Resolution Deadline.**

10.6.3. Zoning. Buyer has the Right to Terminate under § 25.1, on or before **Due Diligence Documents Objection Deadline,** based on any unsatisfactory zoning and any use restrictions imposed by any governmental agency with jurisdiction over the Property, in Buyer's sole subjective discretion.

10.7. Conditional Upon Sale of Property. *[Intentionally omitted.]*

10.8. Existing Leases; Modification of Existing Leases; New Leases. *[Intentionally omitted.]*

11. TENANT ESTOPPEL STATEMENTS. *[Intentionally omitted.]*

CLOSING PROVISIONS

12. CLOSING DOCUMENTS, INSTRUCTIONS AND CLOSING.

12.1. Closing Documents and Closing Information. Seller and Buyer will cooperate with the Closing Company to enable the Closing Company to prepare and deliver documents required for Closing to Buyer and Seller and their designees. If Buyer is obtaining a new loan to purchase the Property, Buyer acknowledges Buyer's lender is required to provide the Closing Company, in a timely manner, all required loan documents and financial information concerning Buyer's new loan. Buyer and Seller will furnish any additional information and documents *reasonably* required by Closing Company that will be necessary to complete this transaction. Buyer and Seller will sign and complete all customary or reasonably required documents at or before Closing.

12.2. Closing Instructions. *[Intentionally omitted.]*

12.3. Closing. Delivery of deed from Seller to Buyer will be at closing (Closing). Closing will be on the date specified as the **Closing Date** or by mutual agreement at an earlier date. ~~The hour and place of Closing will be as designated by~~ ______________________. *Closing shall take place in the form of an escrow closing with Closing Company acting as escrow agent. If Seller and Buyer do not otherwise agree, Closing shall take place on the Closing Date at 11:00 a.m. (Denver, Colorado time) at the offices of Closing Company.*

12.4. Disclosure of Settlement Costs. Buyer and Seller acknowledge that costs, quality, and extent of service vary between different settlement service providers (e.g., attorneys, lenders, inspectors and title companies).

13. TRANSFER OF TITLE. Subject to tender of payment at Closing as required herein and compliance by Buyer with the other terms and provisions hereof, Seller must execute and deliver a good and sufficient ______________ *special warranty* deed to Buyer, at Closing, conveying the Property free and clear of all taxes except the general taxes for the year of Closing. Except as provided herein, title will be conveyed free and clear of all liens, including any governmental liens for special improvements installed as of the date of Buyer's signature hereon, whether assessed or not. Title will be conveyed subject to:

13.1. Those specific Exceptions described by reference to recorded documents as reflected in the Title Documents accepted by Buyer in accordance with **Record Title**,

13.2. Distribution utility easements (including cable TV),

13.3. Those specifically described rights of third parties not shown by the public records of which Buyer has actual knowledge and which were accepted by Buyer in accordance with **Off-Record Title** ~~**and New ILC or New Survey**~~,

13.4. Inclusion of the Property within any special taxing district, and

13.5. Any special assessment if the improvements were not installed as of the date of Buyer's signature hereon, whether assessed prior to or after Closing, and

13.6. Other: *N/A.*

14. PAYMENT OF ENCUMBRANCES. Any encumbrance required to be paid will be paid at or before Closing from the proceeds of this transaction or from any other source.

15. CLOSING COSTS, CLOSING FEE, ASSOCIATION FEES AND TAXES.

15.1. Closing Costs. Buyer and Seller must pay, in Good Funds, their respective closing costs and all other items required to be paid at Closing, except as otherwise provided herein.

15.2. Closing Services Fee. The fee for real estate closing services must be paid at Closing by ☐ **Buyer** ☐ **Seller** ☒ **One-Half by Buyer and One-Half by Seller** ☐ **Other** ______________________.

15.3. Status Letter and Record Change Fees. *N/A.*

15.4. Local Transfer Tax. ☐ **The Local Transfer Tax** of ______ % of the Purchase Price must be paid at Closing by ☒ **None** ☐ **Buyer** ☐ **Seller** ☐ **One-Half by Buyer and One-Half by Seller.**

15.5. Private Transfer Fee. Private transfer fees and other fees due to a transfer of the Property, payable at Closing, such as community association fees, developer fees and foundation fees, must be paid at Closing by ☒ **None** ☐ **Buyer** ☐ **Seller** ☐ **One-Half by Buyer and One-Half by Seller.** The Private Transfer fee, whether one or more, is for the following association(s): ______________________ in the total amount of ______ % of the Purchase Price or $__________.

15.6. Water Transfer Fees. *N/A* ~~The Water Transfer Fees can change. The fees, as of the date of this Contract, do not exceed~~

~~$__________ for:~~

~~☐ Water Stock/Certificates ☐ Water District ☐ ______________~~

~~☐ Augmentation Membership ☐ Small Domestic Water Company ______________~~

~~and must be paid at Closing by ☐ **None** ☐ **Buyer** ☐ **Seller** ☐ **One-Half by Buyer and One-Half by Seller.**~~

15.7. Sales and Use Tax. Any sales and use tax that may accrue because of this transaction must be paid when due by ☐ **None** ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller.**

15.8 Recording and Documentary Fees. *Buyer shall be responsible for the payment of all recording fees and documentary fees.*

16. PRORATIONS. The following will be prorated to the **Closing Date**, except as otherwise provided:

16.1. Taxes. Personal property taxes, if any, special taxing district assessments, if any, and general real estate taxes for the year of Closing, based on ☐ **Taxes for the Calendar Year Immediately Preceding Closing** ☒ **Most Recent Mill Levy and Most Recent Assessed Valuation**, adjusted by any applicable qualifying seniors property tax exemption, qualifying disabled veteran exemption or ☐ **Other** ______________________________.

16.2. Rents. Rents based on ☐ **Rents Actually Received** ☒ **Accrued.** At Closing, Seller will transfer or credit to Buyer the security deposits for all Leases assigned, or any reminder after lawful deductions, and notify all tenants in writing of such transfer and of the transferee's name and address. Seller must assign to buyer all Leases in effect at Closing and Buyer must assume all Seller's obligations under such Leases.

16.3. Association Assessments. *[Intentionally omitted.]*

16.4. Other Prorations. Water and sewer charges.

16.5. Final Settlement. Unless otherwise agreed in writing, these prorations are final.

17. POSSESSION. Possession of the Property will be delivered to Buyer on **Possession Date** at **Possession Time**, subject to the Leases as set forth in § 10.6.1.7.

If Seller, after Closing, fails to deliver possession as specified, Seller will be subject to eviction and will be additionally liable to Buyer for payment of $ *N/A* per day (or any part of a day notwithstanding § 18.1) from **Possession Date** and **Possession Time** until possession is delivered.

GENERAL PROVISIONS

18. DAY; COMPUTATION OF PERIOD OF DAYS, DEADLINE.

18.1. Day. As used in this Contract, the term "day" means the entire day ending at 11:59 p.m., United States Mountain Time (Standard or Daylight Savings as applicable).

18.2. Computation of Period of Days, Deadline. In computing a period of days, when the ending date is not specified, the first day is excluded and the last day is included (e.g., three days after MEC). If any deadline falls on a Saturday, Sunday or federal or Colorado state holiday (Holiday), such deadline ☒ **Will** ☐ **Will Not** be extended to the next day that is not a Saturday, Sunday or Holiday. Should neither box be checked, the deadline will not be extended.

19. CAUSES OF LOSS, INSURANCE; DAMAGE TO INCLUSIONS AND SERVICES; CONDEMNATION; AND WALK-THROUGH. Except as otherwise provided in this Contract, the Property, Inclusions or both will be delivered in the condition existing as of the date of this Contract, ordinary wear and tear excepted.

19.1. Causes of Loss, Insurance. In the event the Property or Inclusions are damaged by fire, other perils or causes of loss prior to Closing in an amount of not more than ten percent of the total Purchase Price (Property Damage), and if the repair of the damage will be paid by insurance (other than the deductible to be paid by Seller), then Seller, upon receipt of the insurance proceeds, is obligated to repair the Property before **Closing Date**. Buyer has the Right to Terminate under § 25.1, on or before **Closing Date** if the Property is not repaired before **Closing Date** (§ 3) or if the damage exceeds such sum. Should Buyer elect to carry out this Contract despite such Property Damage, Buyer is entitled to a credit at Closing for all insurance proceeds that were received by Seller (but not the Association, if any) resulting from damage to the Property and Inclusions, plus the amount of any deductible provided for in the insurance policy. This credit may not exceed the Purchase Price. In the event Seller has not received the insurance proceeds prior to Closing, the parties may agree to extend the **Closing Date** to have the Property repaired prior to Closing or, at the option of Buyer, (1) Seller must assign to Buyer the right to the proceeds at Closing, if acceptable to Seller's insurance company and Buyer's lender; or (2) the parties may enter into a written agreement prepared by the parties or their attorney requiring the Seller to escrow at Closing from Seller's sale proceeds the amount Seller has received and will receive due to such damage, not exceeding the total Purchase Price, plus the amount of any deductible that applies to the insurance claim.

19.2. Damage, Inclusions and Services. Should any Inclusion or service (including utilities and communication services), system, component or fixture of the Property (collectively Service) (e.g., heating or plumbing), fail or be damaged between the date of this Contract and Closing or possession, whichever is earlier, then Seller is liable for the repair or replacement of such Inclusion or Service with a unit of similar size, age and quality, or an equivalent credit, but only to the extent that the maintenance or replacement of such Inclusion or Service is not the responsibility of the Association, if any, less any insurance proceeds received by Buyer

covering such repair or replacement. If the failed or damaged Inclusion or Service is not repaired or replaced on or before Closing or possession, whichever is earlier, Buyer has the Right to Terminate under § 25.1, on or before Closing Date, or, at the option of Buyer, Buyer is entitled to a credit at Closing for the repair or replacement of such Inclusion or Service. Such credit must not exceed the Purchase Price. If Buyer receives such a credit, Seller's right for any claim against the Association, if any, will survive Closing. Seller and Buyer are aware of the existence of pre-owned home warranty programs that may be purchased and may cover the repair or replacement of such Inclusions.

19.3. Condemnation. In the event Seller receives actual notice prior to Closing that a pending condemnation action may result in a taking of all or part of the Property or Inclusions, Seller must promptly notify Buyer, in writing, of such condemnation action. Buyer has the Right to Terminate under § 25.1, on or before **Closing Date**, based on such condemnation action, in Buyer's sole subjective discretion. Should Buyer elect to consummate this Contract despite such diminution of value to the Property and Inclusions, Buyer is entitled to a credit at Closing for all condemnation proceeds awarded to Seller for the diminution in the value of the Property or Inclusions but such credit will not include relocation benefits or expenses, or exceed the Purchase Price.

19.4. Walk-Through and Verification of Condition. Buyer, upon reasonable notice, has the right to walk through the Property prior to Closing to verify that the physical condition of the Property and Inclusions complies with this Contract.

20. RECOMMENDATION OF LEGAL AND TAX COUNSEL. By signing this Contract, Buyer and Seller acknowledge that the respective broker has advised that this Contract has important legal consequences and has recommended the examination of title and consultation with legal and tax or other counsel before signing this Contract.

21. TIME OF ESSENCE, DEFAULT AND REMEDIES. Time is of the essence for all dates and deadlines in this Contract. This means that all dates and deadlines are strict and absolute. If any payment due, including Earnest Money, is not paid, honored or tendered when due, or if any obligation is not performed timely as provided in this Contract or waived, the non-defaulting party has the following remedies:

21.1. If Buyer is in Default:

☒ **21.1.1. Specific Performance.** Seller may elect to cancel this Contract and all Earnest Money (whether or not paid by Buyer) will be paid to Seller and retained by Seller. It is agreed that the Earnest Money is not a penalty, and the Parties agree the amount is fair and reasonable. Seller may recover such additional damages as may be proper. Alternatively, Seller may elect to treat this Contract as being in full force and effect and Seller has the right to specific performance or damages, or both.

21.1.2. Liquidated Damages, Applicable. This § 21.1.2 applies <u>unless the box in § 21.1.1 is checked</u>. Seller may cancel this Contract. All Earnest Money (whether or not paid by Buyer) will be paid to Seller, and retained by Seller. It is agreed that the Earnest Money specified in § 4.1 is LIQUIDATED DAMAGES, and not a penalty, which amount the parties agree is fair and reasonable and (except as provided in §§ 10.4, 22, 23, and 24), said payment of Earnest Money is SELLER'S ONLY REMEDY for Buyer's failure to perform the obligations of this Contract. Seller expressly waives the remedies of specific performance and additional damages.

21.2. If Seller is in Default: Buyer may elect to treat this Contract as canceled, in which case all Earnest Money received hereunder will be returned and Buyer may recover such damages as may be proper. Alternatively, Buyer may elect to treat this Contract as being in full force and effect ~~and~~ *in which case* Buyer has the right to specific performance or damages, or both.

22. LEGAL FEES, COST AND EXPENSES. Anything to the contrary herein notwithstanding, in the event of any arbitration or litigation relating to this Contract, prior to or after **Closing Date**, the arbitrator or court must award to the prevailing party all reasonable costs and expenses, including attorney fees, legal fees and expenses.

23. MEDIATION. ***[Intentionally omitted.]***

24. EARNEST MONEY DISPUTE. ***[Intentionally omitted.]***

25. TERMINATION.

25.1. Right to Terminate. If a party has a right to terminate, as provided in this Contract (Right to Terminate), the termination is effective upon the other party's receipt of a written notice to terminate (Notice to Terminate), provided such written notice was received on or before the applicable deadline specified in this Contract. If the Notice to Terminate is not received on or before the specified deadline, the party with the Right to Terminate accepts the specified matter, document or condition as satisfactory and waives the Right to Terminate under such provision.

25.2. Effect of Termination. In the event this Contract is terminated all Earnest Money received hereunder will be returned and the parties are relieved of all obligations hereunder, subject to §§ 10.4, 22, 23 and 24.

26. ENTIRE AGREEMENT, MODIFICATION, SURVIVAL; SUCCESSORS. This Contract, its exhibits and specified addenda, constitute the entire agreement between the parties relating to the subject hereof, and any prior agreements pertaining

thereto, whether oral or written, have been merged and integrated into this Contract. No subsequent modification of any of the terms of this Contract is valid, binding upon the parties, or enforceable unless made in writing and signed by the parties. Any right or obligation in this Contract that, by its terms, exists or is intended to be performed after termination or Closing survives the same. Any successor to a Party receives the predecessor's benefits and obligations of this Contract.

27. NOTICE, DELIVERY, AND CHOICE OF LAW.

27.1. Physical Delivery and Notice. Any document, or notice to Buyer or Seller must be in writing, except as provided in § 27.2, and is effective when physically received by such party, any individual named in this Contract to receive documents or notices for such party, the Broker, or Brokerage Firm of Broker working with such party (except any notice or delivery after Closing must be received by the party, not Broker or Brokerage Firm).

27.2. Electronic Notice. As an alternative to physical delivery, any notice, may be delivered in electronic form to Buyer or Seller, any individual named in this Contract to receive documents or notices for such party, the Broker or Brokerage Firm of Broker working with such party (except any notice or delivery after Closing must be received by the party; not Broker or Brokerage Firm) at the electronic address of the recipient by facsimile, or email.

27.3. Electronic Delivery. Electronic Delivery of documents and notice may be delivered by: (1) email at the email address of the recipient, (2) a link or access to a website or server provided the recipient receives the information necessary to access the documents, or (3) facsimile at the Fax No. of the recipient.

27.4. Choice of Law. This Contract and all disputes arising hereunder are governed by and construed in accordance with the laws of the State of Colorado that would be applicable to Colorado residents who sign a contract in Colorado for real property located in Colorado, *without reference to its conflict of laws principles*.

28. NOTICE OF ACCEPTANCE, COUNTERPARTS. ~~This proposal will expire unless accepted in writing, by Buyer and Seller, as evidenced by their signatures below, and the offering party receives notice of such acceptance pursuant to § 27 on or before **Acceptance Deadline Date and Acceptance Deadline Time**. If accepted, this document will become a contract between Seller and Buyer.~~ A copy of this Contract may be executed by each party, separately, and when each party has executed a copy thereof, such copies taken together are deemed to be a full and complete contract between the parties.

29. GOOD FAITH. Buyer and Seller acknowledge that each party has an obligation to act in good faith including, but not limited to, exercising the rights and obligations set forth in the provisions of **Financing Conditions and Obligations, Title Insurance, Record Title and Off-Record Title, New ILC, New Survey** and **Property Disclosure, Inspection, Indemnity, Insurability and Due Diligence.**

ADDITIONAL PROVISIONS AND ATTACHMENTS

30. ADDITIONAL PROVISIONS. (The following additional provisions have not been approved by the Colorado Real Estate Commission.)

30.1 *Buyer and Seller respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the Property. Each of them will indemnify the other against and hold the other harmless from any claims for fees or commissions from any broker or finder with whom it has consulted or negotiated with regard to the Property.*

30.2 *The terms and provisions of this Contract shall apply to and bind the permitted successors and assigns of the parties hereto. Buyer may not assign its rights under this Contract without first obtaining Seller's written consent; however, Buyer may, without Seller's consent, assign this Contract to any entity owned and controlled by Buyer so long as Buyer provides Seller and Closing Company with notice of such assignment at least 1 Business Day prior to the Closing Date.*

30.3 *Notwithstanding anything to the contrary contained in this Contract, any notice required or given hereunder shall be in writing and shall be deemed effective and received: (a) upon personal delivery, (b) one Business Day after deposit with any nationally recognized overnight carrier that routinely issues receipts, (c) three Business Days after deposit in the United States mail by certified mail, return receipt requested, addressed to the proper party at the address set forth for such party in this Contract, (d) when confirmed as delivered by email using MS Outlook or another email program that generates delivery receipts to the recipient's email server, or (e) when confirmed as delivered by facsimile at the Fax No. of the recipient. As used herein "Business Day" shall mean a day of the year other than Saturdays, Sundays and legal holidays.*

30.4 *A copy of any notice sent to Buyer shall also be sent by Seller to the following address:*

Goodspeed & Merrill
7800 East Union Ave., Suite 600
Denver, Colorado 80237
Telephone: 720-287-6982
Fax: 720-473-7647
Email: lronholdt@goodspeedmerrill.com

30.5 *In the event that any condition or covenant herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Contract and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.*

30.6 *No right under this Contract may be waived, except by written instrument executed by the party who is waiving such right. The waiver by either party of any right or agreement in this Contract shall not be deemed a waiver of any subsequent breach of the same or any other right or agreement contained in this Contract.*

30.7 *If either party (the "Exchanging Party") hereto desires to involve the Property in a tax-deferred exchange under the provisions of Section 1031 of the Internal Revenue Code ("Exchange"), the other party (the "Non-Exchanging Party") agrees to cooperate with the Exchanging Party in the Exchange. Such cooperation may include the involvement of a qualified intermediary and the execution by the Non-Exchanging Party of documents and instruments deemed reasonably necessary by the Exchanging Party in order to effect the Exchange. The Exchanging Party agrees to be liable and to pay for all costs that may be incurred by the Non-Exchanging Party, including the Non-Exchanging Party's attorneys' fees or other similar or dissimilar costs so incurred. The Exchanging Party shall indemnify the Non-Exchanging Party against any and all liability or other obligation that may arise in connection with such cooperation. The Non-Exchanging Party shall not be required to accept title to any Exchange property. The Exchanging Party shall have no right to extend the Closing Date to accommodate the Exchange.*

30.8 *Any suit, action or proceeding for the enforcement of the obligations created under this Contract shall be brought exclusively in the City and County of Denver, State of Colorado. The provisions of this Section shall survive the Closing or any termination of this Contract.*

30.9 *This Contract, including any exhibits and/or addenda, expresses the entire agreement between Seller and Buyer. There are no other understandings, oral or written, which in any manner, alter or enlarge its terms. This Contract supersedes any and all agreements between the parties hereto regarding the Property which are prior in time to this Contract.*

30.10 *Notwithstanding anything contained in this Contract to the contrary, Buyer shall have the right to terminate this Contract at any time prior to the expiration of the Due Diligence Documents Objection Deadline, for any or no reason at all, upon written notice to Seller, in which event this Agreement shall be null and void and of no further force and effect.*

30.11 *In addition to the documents listed in Section 10.6.1 of this Contract, Seller shall provide Buyer with all documents set forth in Exhibit A attached hereto and copies of all due diligence materials received by Seller from the party from whom Seller purchased the Property and such other documents related to the Property in the possession and/or control of Seller that a prudent buyer of a similar property would want to review in conjunction with its acquisition (collectively, the "Due Diligence Materials.").*

30.12 *Attached hereto is the existing lease between Seller and 5110 Race, LLC. Seller represents and warrants that this is the only lease applicable to the property and it is true copy and complete and current. (the "Lease"). There are no defaults by either Tenant or Landlord under the Lease. Seller's interest in the Lease shall be assigned to Buyer at Closing. Seller will not enter into any amendment of the Lease prior to closing. Seller will cause Tenant to execute a tenant estoppel in the form attached prior to closing. Notwithstanding the foregoing Buyer's obligations under this Contract shall be conditioned upon Buyer and the existing tenant of the Property*

executing, prior to Closing, a mutually agreeable lease "New Lease" which will go into effect the day after closing.

30.13 **31. ATTACHMENTS.**

31.1. The following attachments **are a part** of this Contract:

31.2. The following disclosure forms **are attached** but are **not** a part of this Contract:

SIGNATURES

Date: *December _____, 2016*

Buyer: ISRE, LLC
a __________
By: [signature]
Name: Troy Parras
Title: Mgr

Address: PO Box 16660
Denver, Co 80216

Phone No.: 303-953-6777

Email Address: troyparras@gmail.com

[NOTE: If this offer is being countered or rejected, do not sign this document. Refer to § 32]

Date: *January 6,2017*

Seller: ***STWC Holdings, Inc.***
a Colorado corporation
By: [signature]
Name: Erin Phillips
Title: President | CEO

Address: 1350 Independence #300
Lakewood, CO 80215

Phone No.: 303-736-2442

Email Address: erin@strainwise.com

32. COUNTER; REJECTION. This offer is ☐ **Countered** ☐ **Rejected.**
Initials only of party (Buyer or Seller) who countered or rejected offer ________________

END OF CONTRACT TO BUY AND SELL REAL ESTATE

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33. BROKER'S ACKNOWLEDGMENTS AND COMPENSATION DISCLOSURE.
(To be completed by Broker working with Buyer) *[Intentionally omitted.]*

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34. BROKER'S ACKNOWLEDGMENTS AND COMPENSATION DISCLOSURE.
(To be completed by Broker working with Seller) *[Intentionally omitted.]*